Vislink Technologies Announces NASDAQ Stock Ticker Symbol Change to VISL

HACKETTSTOWN, NJ — March 5, 2019 — Vislink Technologies (“Vislink” or the “Company”) (Nasdaq: VISL), whose brands are recognized as the global leaders in live video communications, today announced that trading on the NASDAQ National market under its new ticker symbol VISL will become effective March 5, 2019. The ticker symbol change was made to more accurately align its corporate identity with the new Company name that was previously announced on Feb 25, 2019.

“We are pleased to begin trading under our new VISL symbol,” said Roger Branton, CEO of Vislink Technologies. “It reflects our commitment to fully represent, across all our public-facing attributes, our evolution into the leading provider of live production and mission-essential video communications solutions.”

About Vislink Technologies, Inc.

Vislink Technologies brands are recognized as the global leaders in the design, manufacture and deployment of end-to-end live video communications solutions. They are trusted suppliers to tier-1 customers in broadcast/sports/entertainment, and law enforcement/public safety/defense markets. Their products are recognized for high levels of performance, reliability, build quality, extended operating ranges and compact form factors. In the broadcast, sports and entertainment sectors, IMT and Vislink provide high-definition communication links to reliably capture, transmit and manage live event footage. In the law enforcement, public safety & defense markets, IMT and Vislink provide secure video communications and mission-critical solutions to local, national and international agencies and organizations. More information can be found at www.imt-solutions.com and www.vislink.com.

Headquartered in Hackettstown, New Jersey, Vislink Technologies has over 70 patents and pending patent applications. The company is a publicly traded and listed on the NASDAQ Capital Market (symbol: VISL).

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Note on Forward-looking Statements

This press release may contain projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the risk that our reduction in operating expenses may impact our ability to meet our business objectives and achieve our revenue targets and may not result in the expected improvement in our profitability, the fact that our future growth depends in part on further penetrating our addressable market and also growing internationally, and we may not be successful in doing so; our dependence on sales of certain products to generate a significant portion of our revenue; the effect of a decrease in the sales or change in sales mix of these products would harm our business; the risks that an economic downturn or economic uncertainty in our key U.S. and international markets may adversely affect demand for our products; difficulty in accurately predicting our future customer demand; the importance of maintaining the value and reputation of our brand; and other factors detailed in the Risk Factors section of our Registration Statement on Form S-1, as amended (No. 333-225975), which is on file with the Securities and Exchange Commission. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. The Company disclaims any obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Daniel Carpini

941-953-9035

daniel.carpini@vislink.com

Investor Relations:

John Marco/CORE IR

516-222-2560

johnm@coreir.com